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                                                                   Exhibit 23.15
                      CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Patriot American Hospitality Operating Company and Patriot American Hospitality, Inc. of our report dated March 1, 1996 with respect to the financial statements of Historic Hotel Partners of Birmingham, Limited Partnership as of and for the year ended December 31, 1995, our reports dated October 8, 1887 and February 28, 1997 on the financial statements of Historic Hotel Partners of Chicago Limited Partnership, and our reports dated October 8, 1997 and February 21, 1997 on the financial statements of Historic Hotel Partners of Nashville Limited Partnership.








                                        /s/ Panell Kerr Forster PC


Alexandria, Virginia
December 15, 1997